Exhibit 99.1

Scripps reports Q1 2023 financial results

May 5, 2023

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $528 million in revenue and $72.4 million in segment profit for the first quarter of 2023, both down from the prior-year quarter as inflation and consumer uncertainty continued to contribute to softness in the advertising marketplace.

Loss attributable to the shareholders of Scripps was $31.1 million or 37 cents per share. Restructuring costs for the quarter increased the loss attributable to shareholders by 15 cents per share.

Highlights:
•On April 20, the WNBA and Scripps Sports announced a multi-year agreement to televise Friday night regular-season games on ION. The WNBA Friday Night Spotlight on ION will include games available nationally as well as games made available on a regional basis.
•On May 4, the Vegas Golden Knights and Scripps Sports announced a multi-year agreement to televise the National Hockey League team’s games in Las Vegas and surrounding markets. Scripps will air the games on its local station KMCC, and its Las Vegas ABC affiliate KTNV will provide marketing and promotion.
•On Jan. 5, Scripps launched a reorganization of the company that is expected to result in at least $40 million in annual savings. The goal of the reorganization is to leverage the company’s strong position in the U.S. television industry and propel its growth across emerging media marketplaces.
•Scripps and Nexstar, in collaboration with HPE and Sony, have built an ATSC 3.0 core network to lay the groundwork to leverage the new television standard to create new datacasting opportunities. Independent estimates by BIA Kelsey have put the local broadcast industry’s datacasting opportunity at ramping up to more than $10 billion by 2030.
•At the end of the first quarter, the company renewed 26% of its pay TV households, a critical first step toward the successful renewal of 75% of its pay TV subscriber base this year. Total pay TV households were up 1% in the most recent reporting period, compared to the prior quarter.
•During the first quarter, connected TV revenue for Scripps’ national networks grew 46% over Q1 2022. ION, Bounce, Grit and other Scripps Networks brands gained further distribution across all the major streaming services. The company is on track to generate more than $100 million in networks CTV revenue in 2023.
•In early April, 25,000 underprivileged American children received a free book from the Scripps Howard Fund to celebrate the 1 millionth book donated to its “If You Give A Child A Book …” campaign. The fund raised $1 million during its seventh annual childhood literacy campaign, which will put a total of 200,000 new books into children’s hands.

From Scripps President and CEO Adam Symson:

“In the short time since we launched Scripps Sports, we are very pleased to have already announced two significant deals – the creation of the WNBA Friday Night Spotlight on ION and an exclusive local distribution partnership with the National Hockey League’s Vegas Golden Knights. We are thrilled to be working with the WNBA, whose popularity is growing exponentially. Last season, WNBA viewership was up 22%, and this new distribution on ION will give the league even greater reach while allowing fans to find the games with the consistency of a franchise event, every Friday night through the season.

“We’re also very pleased to have signed the Golden Knights as our first local partner. Scripps Sports and our Las Vegas stations will be the exclusive local TV distribution for the popular and successful NHL team. The agreement allows Scripps to televise Golden Knights games with full distribution on cable, satellite and over-the-air TV from our station KMCC, while our ABC affiliate, KTNV, will provide a strong marketing platform to support the telecasts. Live sports is the most valuable content genre in linear television, and we established Scripps Sports to work with leagues and teams to leverage the power of our platform for mutual financial benefit. We are taking a disciplined approach to the marketplace and look forward to more partnerships ahead.

“Launching Scripps Sports was one important component of the reorganization we began at the start of the year. The reorganization is aimed at positioning the company to capture opportunities in the industry growth areas of news, sports and entertainment; TV distribution platforms including over the air and connected TV; and datacasting and other businesses enabled by ATSC 3.0. We also expect to realize savings of at least $40 million through centralization of some services and the consolidation of layers of management.

“Like sports, news is central to the value of live linear television. Centralizing all national news resources and establishing Scripps News has created a powerful news operation that informs and engages audiences through our over-the-air and connected TV network while feeding our local newsrooms journalism our audiences can trust. The result has been greater efficiency and high-impact journalism.

“Despite the ongoing macroeconomic challenges, Scripps had several bright spots in our first-quarter financial results. First, as we renew the majority of our pay TV subscriber households this year, we saw a 1 percent sequential increase in subscriber households in our most recent reporting period. Second, we continue to maintain strong partnerships with both legacy and virtual pay TV services as they recognize the value created for them by local stations. Third, we also are benefitting from the rise in connected TV viewing now that our Scripps Networks are carried by all the major players. Being distributed on cable, satellite, virtual MVPDs, CTV and over the air is Scripps’ all-of-the-above strategy to create enterprise value on every viewing platform.”

Operating results
Total first-quarter company revenue was $528 million, a decrease of 6.7% or $37.9 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $455 million, up from $451 million in the year-ago quarter.

Loss attributable to the shareholders of Scripps was $31.1 million or 37 cents per share. The pre-tax costs for the quarter included $16.5 million in restructuring costs, increasing the loss attributable to the shareholders by $12.4 million, net of taxes, or 15 cents per share. In the prior-year quarter, income attributable to the shareholders of Scripps was $9.8 million or 10 cents per share. Pre-tax costs for the prior-year quarter included $1.6 million of acquisition and related integration costs as well as a $1.2 million gain on extinguishment of debt for the redemption of senior notes.

First-quarter 2023 results by segment compared to prior-period amounts:

Local Media
Revenue was $312 million, down 4.5% from the prior-year quarter.

•Core advertising revenue decreased 10% to $141 million.

•Political revenue was $3.5 million, compared to $5.8 million in the prior-year quarter.

•Distribution revenue increased 2.4% to $163 million.

Segment expenses decreased 2.3% to $266 million, reflecting lower rating services costs.

Segment profit was $45.8 million, compared to $54.4 million in the year-ago quarter.

Scripps Networks
Revenue was $216 million, down 9.5% from the prior-year quarter, reflecting continued weakness in the national advertising marketplace.

Segment expenses were $165 million, up 7.1% from the prior-year quarter, attributed to higher distribution fees.

Segment profit was $51.5 million, compared to $85.1 million in the year-ago quarter.

Financial condition
On March 31, cash and cash equivalents totaled $16.5 million and total debt was $2.9 billion.

During the first quarter of 2023, we made mandatory principal payments of $4.7 million on our term loans.

Preferred stock dividends paid in the first quarter were $12 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Looking ahead
Comparisons for our segments are to the same period in 2022.

Second-quarter 2023
Local Media revenue	Flat to up low single-digit percent range
Local Media expense	Up low single-digit percent range
Scripps Networks revenue	Down high single-digit percent range
Scripps Networks expense	Up mid-single-digit percent range
Shared services and corporate	About $25 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 4229660 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. Eastern time May 5 until midnight June 5. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 8752910.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Media contact: Michael Perry, The E.W. Scripps Company, (513) 259-4718, michael.perry@scripps.com
Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Scripps News and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2023	2022

Operating revenues	$527,778	$565,706
Segment, shared services and corporate expenses	(455,346)	(450,561)
Acquisition and related integration costs	—	(1,642)
Restructuring costs	(16,511)	—
Depreciation and amortization of intangible assets	(38,543)	(39,745)
Gains (losses), net on disposal of property and equipment	(896)	(2,481)
Operating expenses	(511,296)	(494,429)
Operating income	16,482	71,277
Interest expense	(48,838)	(36,499)
Gain on extinguishment of debt	—	1,234
Defined benefit pension plan income	134	663
Miscellaneous, net	(503)	(407)
Income (loss) from operations before income taxes	(32,725)	36,268
Benefit (provision) for income taxes	14,185	(13,903)
Net income (loss)	(18,540)	22,365
Preferred stock dividends	(12,576)	(12,576)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(31,116)	$9,789

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:	$(0.37)	$0.10

Weighted average diluted shares outstanding	83,751	92,273
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; five independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Court TV and Scripps News (formerly Newsy), as well as popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended March 31,
(in thousands)	2023	2022	Change

Segment operating revenues:
Local Media	$311,923	$326,661	(4.5)%
Scripps Networks	216,473	239,068	(9.5)%
Other	3,756	4,151	(9.5)%
Intersegment eliminations	(4,374)	(4,174)	4.8%
Total operating revenues	$527,778	$565,706	(6.7)%

Segment profit (loss):
Local Media	$45,843	$54,393	(15.7)%
Scripps Networks	51,526	85,076	(39.4)%
Other	(1,532)	(1,113)	37.6%
Shared services and corporate	(23,405)	(23,211)	0.8%
Acquisition and related integration costs	—	(1,642)
Restructuring costs	(16,511)	—
Depreciation and amortization of intangible assets	(38,543)	(39,745)
Gains (losses), net on disposal of property and equipment	(896)	(2,481)
Interest expense	(48,838)	(36,499)
Gain on extinguishment of debt	—	1,234
Defined benefit pension plan income	134	663
Miscellaneous, net	(503)	(407)
Income (loss) from operations before income taxes	$(32,725)	$36,268

Operating results for our Local Media segment were as follows:

	Three Months Ended March 31,
(in thousands)	2023	2022	Change

Segment operating revenues:
Core advertising	$141,313	$157,337	(10.2)%
Political	3,525	5,768	(38.9)%
Distribution	163,441	159,582	2.4%
Other	3,644	3,974	(8.3)%
Total operating revenues	311,923	326,661	(4.5)%
Segment costs and expenses:
Employee compensation and benefits	105,714	104,716	1.0%
Programming	118,052	118,603	(0.5)%
Other expenses	42,314	48,949	(13.6)%
Total costs and expenses	266,080	272,268	(2.3)%
Segment profit	$45,843	$54,393	(15.7)%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended March 31,
(in thousands)	2023	2022	Change

Total operating revenues	$216,473	$239,068	(9.5)%
Segment costs and expenses:
Employee compensation and benefits	30,173	29,615	1.9%
Programming	87,406	81,999	6.6%
Other expenses	47,368	42,378	11.8%
Total costs and expenses	164,947	153,992	7.1%
Segment profit	$51,526	$85,076	(39.4)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2023	As of December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$16,476	$18,027
Other current assets	612,372	625,914
Total current assets	628,848	643,941
Investments	23,205	23,144
Property and equipment	450,246	458,600
Operating lease right-of-use assets	115,313	117,869
Goodwill	2,920,574	2,920,574
Other intangible assets	1,797,763	1,821,254
Programming	451,001	427,962
Miscellaneous	15,084	17,661
TOTAL ASSETS	$6,402,034	$6,431,005

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$78,247	$82,710
Unearned revenue	18,687	18,183
Current portion of long-term debt	18,612	18,612
Accrued expenses and other current liabilities	340,414	365,500
Total current liabilities	455,960	485,005
Long-term debt (less current portion)	2,871,555	2,853,793
Other liabilities (less current portion)	974,711	961,382
Total equity	2,099,808	2,130,825
TOTAL LIABILITIES AND EQUITY	$6,402,034	$6,431,005

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2023	2022

Numerator (for basic and diluted earnings per share)
Net income (loss)	$(18,540)	$22,365
Less income allocated to RSUs	—	(276)
Less preferred stock dividends	(12,576)	(12,576)
Numerator for basic and diluted earnings per share	$(31,116)	$9,513
Denominator
Basic weighted-average shares outstanding	83,751	82,788
Effect of dilutive securities	—	9,485
Diluted weighted-average shares outstanding	83,751	92,273

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and mandatory contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended March 31,
(in thousands)	2023	2022

Net income (loss)	$(18,540)	$22,365
Provision (benefit) for income taxes	(14,185)	13,903
Interest expense	48,838	36,499
Gain on extinguishment of debt	—	(1,234)
Defined benefit pension plan income	(134)	(663)
Share-based compensation costs	3,475	9,326
Depreciation	15,053	15,370
Amortization of intangible assets	23,490	24,375
Losses (gains), net on disposal of property and equipment	896	2,481
Acquisition and related integration costs	—	1,642
Restructuring costs	16,511	—
Miscellaneous, net	503	407
Adjusted EBITDA	75,907	124,471
Capital expenditures	(8,296)	(12,587)
Proceeds from FCC Repack	—	1,201
Preferred stock dividends	(12,000)	(12,000)
Interest paid	(61,973)	(52,668)
Income taxes refunded, net of tax indemnification reimbursements	7,679	431
Mandatory contributions to defined retirement plans	(247)	(253)
Free cash flow	$1,070	$48,595